Filed pursuant to Rule 424(b)(4)

Registration No. 333-288550

1,753,314 Shares of Common Stock

Series A-1 Warrants to Purchase up to 1,753,314 Shares of Common Stock

Series A-2 Warrants to Purchase up to 1,753,314 Shares of Common Stock

878,264 Pre-Funded Warrants to Purchase up to 878,264 Shares of Common Stock
Series A-1 Warrants to Purchase up to 878,264 Shares of Common Stock

Series A-2 Warrants to Purchase up to 878,264 Shares of Common Stock

Up to 6,141,420 Shares of Common Stock Issuable Upon Exercise of the Series A-1 Warrants, Series A-2 Warrants and Pre-Funded Warrants

60 Degrees Pharmaceuticals, Inc.

We are offering 1,753,314 shares of common stock, par value $0.0001 per share, and 878,264 pre-funded warrants, each having the right to purchase one share of common stock (the “Pre-Funded Warrants”), together with accompanying Series A-1 warrants (the “Series A-1 Warrants”) to purchase up to an aggregate of 2,631,578 shares of common stock, and Series A-2 Warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Warrants”) to purchase up to an aggregate of 2,631,578 shares of common stock, pursuant to this prospectus. The combined assumed public offering price for each share of common stock and accompanying Series A-1 Warrant and Series A-2 Warrant is $1.90.  Each Warrant will have an exercise price of $1.90 per share, will be exercisable upon issuance (the “Initial Exercise Date”). The Series A-1 Warrant will expire on the fifth anniversary of the Initial Exercise Date. The Series A-2 Warrant will expire on the eighteen (18) month anniversary of the Initial Exercise Date. The shares of common stock and any pre-funded warrants in lieu thereof and accompanying Warrants are immediately separable and will be issued separately in this offering.

The Pre-Funded Warrants are being sold to purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share. Each Pre-Funded Warrant is being issued together with the same Warrants described above being issued with each share of common stock. The combined public offering price for each such Pre-Funded Warrant, together with accompanying the Warrants, is $1.899, which is the combined public offering price per common share and accompanying Warrants less $0.001. Each Pre-Funded Warrant will be exercisable upon issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants and accompanying Warrants are immediately separable and will be issued separately in this offering.

Pursuant to the registration statement related to this prospectus, we are also registering the offer and sale of the shares of common stock issuable upon exercise of the Warrants and the Pre-Funded Warrants and the placement agent warrants (the “Placement Agent Warrants”) issuable to H.C. Wainwright & Co., LLC (the “placement agent”) as compensation in connection with the placement agent’s services in this offering, and the shares of common stock issuable upon the exercise of the Placement Agent Warrants.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SXTP.” The last reported sale price of our common stock on The Nasdaq Capital Market on July 14, 2025 was $2.165 per share.

There is no established public trading market for the Warrants or Pre-Funded Warrants. We do not intend to apply to list the Pre-Funded Warrants or the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

This offering will terminate on August 30, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We expect to have a single closing for all the securities purchased in this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt by us of investor funds. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

The combined offering price per share of common stock and accompanying Warrants and the combined offering price per Pre-Funded Warrant and accompanying Warrants we are offering and the exercise price and other terms of the Warrants were negotiated between us and the purchasers, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other factors. Other factors considered in determining the offering price of the securities we are offering and the exercise price and other terms of the Warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

We have engaged H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no minimum number of securities or amount of proceeds required as a condition to closing in this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow trust or similar arrangement and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. We will bear all costs associated with the offering. See “Plan of Distribution” on page 34 of this prospectus for more information regarding these arrangements

We intend to use the proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds.”

On February 24, 2025, we effected a reverse stock split of our common stock at a ratio of 1-for-5. Unless otherwise indicated, all financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the reverse stock split.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, and have elected to comply with certain reduced public company reporting requirements.

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total
Public offering price	$1.90	$1.899	$4,999,119.94
Placement agent fees(1)	$0.1425	$0.1425	$374,999.87
Proceeds, before expenses, to us(2)	$1.7575	$1.7565	$4,624,120.07

(1)	We have also agreed to reimburse the placement agent for certain of its offering related expenses. In addition, we have agreed to issue the placement agent or its designees warrants to purchase a number of shares of common stock equal to 7.5% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the Pre-Funded Warrants), at an exercise price of $2.375 per share, which represents 125% of the public offering price per share and accompanying Common Warrants. The registration statement of which this prospectus forms a part also registers the offer and sale of these Placement Agent Warrants and the shares of common stock issuable upon exercise of these Placement Agent Warrants. For a description of compensation to be received by the placement agent, see “Plan of Distribution” beginning on page 34 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual offering amount, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We refer you to “Plan of Distribution” on page 34 of this prospectus for additional information regarding placement agent compensation. The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or Pre-Funded Warrants.

We anticipate that delivery of the securities against payment therefor will be made on or before July 16, 2025, subject to satisfaction of certain conditions.

H.C. Wainwright & Co.

The date of this prospectus is July 15, 2025

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the placement agent have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “60P,” the “registrant,” “we,” “our,” or “us” mean 60 Degrees Pharmaceuticals, Inc., a Delaware corporation, and majority owned subsidiary 60P Australia Pty Ltd, an Australian proprietary company limited by shares;

●	“year” or “fiscal year” means the year ending December 31; and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

Except as otherwise indicated, all information in this prospectus assumes that:

●	no shares of common stock have been issued pursuant to any warrants or options, including the Warrants and the Placement Agent Warrants.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus or the accompanying prospectus are the property of their respective owners.

GLOSSARY OF SELECTED TERMS

The following are definitions of certain terms that are commonly used in the medical industry and in this prospectus:

●	“API” means active pharmaceutical ingredient, the active molecule contained in a pharmaceutical product.

●	“Arakoda” means ARAKODA®, the 60P-owned and FDA-approved product to prevent malaria in travelers, which contains as its active pharmaceutical ingredient, Tafenoquine succinate.

●	“Broad Spectrum of Activity” refers to a molecule or drug that is active against a range of different pathogens.

●	“Dengue” means a mosquito-borne viral disease occurring in tropical and subtropical areas.

●	“EUA” means Emergency Use Authorization.

●	“FDA” refers to the U.S. Food and Drug Administration.

●	“G6PD” means glucose-6-phosphate dehydrogenase.

●	“Kodatef” is the brand name of Arakoda outside the United States. Kodatef has been approved for use in Australia by the Therapeutic Goods Administration.

●	“Legacy Studies” is a reference to the collection of clinical and non-clinical studies involving Tafenoquine, which were conducted by the U.S. Army prior to 2014, and which were included in the new drug application submitted by 60P to the FDA in 2018. Some of those Legacy Studies are described in the account of the Army development program published by Zottig et. al.

●	“Mode of Action” is the process by which an anti-infective or other pharmaceutical product is known or suspected to affect a disease process. This process is different for each drug and may or may not be known at the time of FDA approval.

●	“NIH” means the National Institutes of Health.

●	“RSV” means respiratory syncytial virus, which is a common respiratory virus that usually causes cold-like symptoms.

●	“Spp” is shorthand use to refer to multiple species of organisms in a particular genus. Thus, Candida spp refers collectively to Candida auris, Candida albicans and other Candida species.

●	“Tafenoquine” is the shortened name of the active ingredient of Arakoda and Kodatef, Tafenoquine succinate.

●	“TGA” is the Therapeutic Goods Administration, the Australian equivalent of the FDA.

●	“Zika” means a mosquito-borne viral disease occurring in tropical and subtropical areas.

In connection with presentation of scientific data, this prospectus references “P-values” at various points. These values are provided to convey the likelihood of a particular set of data occurring by chance. For example, a P-value of 0.12 associated with a stand-alone, pre-conceived hypothesis is generally understood to mean that the likelihood of that particular outcome occurring purely by chance is 12%. It is scientific convention that a particular observation is “proven” if its associated P value is lower than 0.05 (i.e., associated with a likelihood of occurring by chance of < 5%). However, clinical observations of interest are routinely reported in the peer-reviewed scientific literature even if their associated P-values are > 0.05, because they may represent important therapeutic signals, and motivate additional research.

USE of PRODUCT VERSUS GENERIC NAMES

This prospectus makes reference to two commercial products owned/manufactured by 60P, Arakoda and Kodatef, which are approved by regulators in the United States and Australia, respectively, for the prevention of malaria. The active molecule in those products is Tafenoquine succinate (Tafenoquine for short), which we are repositioning for other indications using either (i) the same dosing regimen employed in the commercial Arakoda product (in which case reference is made to the “Arakoda regimen of Tafenoquine” or (ii) different dosing regimens (in which case reference is made to “Tafenoquine”). We also utilize the molecular name (Tafenoquine), where the active ingredient of Arakoda and Kodatef was tested in cell culture or animal models. These different usages have been employed both for convenience and to avoid any assertions that Arakoda or Kodatef have been granted marketing authorization by regulators for uses other than the prevention of malaria.

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements regarding our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

Our Business

We are a specialty pharmaceutical company with a goal of using cutting-edge biological science and applied research to further develop and commercialize new therapies for the prevention and treatment of infectious diseases. We have successfully achieved regulatory approval of Arakoda, a malaria preventative treatment that has been on the market since late 2019. Currently, 60P’s pipeline under development covers development programs for vector-borne, fungal, and viral diseases utilizing three of the Company’s future products: (i) new products that contain the Arakoda regimen of Tafenoquine; (ii) new products that contain Tafenoquine; and (iii) Celgosivir/extracts of Australian Chestnut trees.

Mission

Our mission is to address the unmet medical need associated with infectious diseases through the development and commercialization of new small molecule therapeutics, focusing on synthetic drugs (made by chemists in labs, excluding biologics) with good safety profiles based on prior clinical studies, in order to reduce cost, risk, and capitalize on existing research. We are seeking to expand Arakoda’s use beyond malaria prevention and to demonstrate clinical benefit for other disease indications. We are further assessing the feasibility of moving other products forward for various indications.

Market Opportunity

Malaria Prevention

In 2018, the FDA approved Arakoda for malaria prevention in individuals 18 years and older. Arakoda entered the U.S. supply chain in the third quarter of 2019, just prior to the COVID-19 pandemic. As the approved indication is for travel medicine, and international travel was substantially impacted by the pandemic, we did not undertake any active marketing efforts for Arakoda. Following our financing in January 2024, the Company hired a Chief Commercial Officer and commissioned IQVIA market data and a qualitative marketing demand study. That research, recently completed, suggests that prescribing for malaria prevention therapies has returned to pre-pandemic levels, and that the total U.S. market represents around 1.1 million prescriptions (one prescription per three weeks of travel). Based on consumer and HCP demand research, the Company estimates that the accessible market for Arakoda represents about one third of this volume (about 330,000 prescriptions). Barriers to entry include low brand awareness in the prescriber community and the low cost of some of the generic alternatives. We are conducting a pilot commercialization study to confirm these barriers can be overcome (see “Strategy”).

Treatment and Prevention of Tick-Borne Disease (Babesiosis)

We are repositioning the Arakoda regimen of Tafenoquine for several potential new therapeutic indications that have substantial U.S. caseloads, as further described below:

●	Treatment of Chronic Tick-Borne Disease (Babesiosis). Babesia parasites are co-transmitted by the same ticks that transmit Borrelia, the Lyme disease bacterium. Although Lyme in the acute phase is generally viewed by the medical community as being treatable with antibiotics, individuals who are not treated, or fail treatment, may go on to develop long term, and potentially debilitating, chronic symptoms such as fatigue, body aches, and cognitive problems.[1] This condition is defined by the Centers for Disease Control and Prevention (“CDC”) as Post-Treatment Lyme Disease Syndrome (“PTLDS”) or simply as Lyme in the patient community.[1] Although there are no published estimates, key opinion leaders have stated that as many as 50% of Lyme/PTLDS patients are believed to be co-infected with Babesia parasites, a diagnosis referred to in the Lyme community as “Chronic Babesiosis.” Prescribers in the Lyme disease community utilize a number of therapeutic modalities to manage the symptoms of Chronic Babesiosis, including FDA-approved pharmaceuticals such as atovaquone and azithromycin (these are assumed to suppress the growth of Babesia parasites).[2]

[1]	According to the Centers and Disease Control and Prevention

[2]	Conclusions from Company-commissioned market research.

Recent market data shows that Tafenoquine appears to be increasingly prescribed by Lyme physicians to manage Chronic Babesiosis.3 This trend may follow the recent publication of several case reports demonstrating activity in immunosuppressed patients with acute babesiosis, and animal data showing eradication of Babesia parasites with Tafenoquine (primarily as Arakoda). The Company believes the recent increases in sales of Arakoda have been driven by organic growth of these activities. There are no formal epidemiological publications articulating the incidence or prevalence of Chronic Babesiosis, so these metrics must be inferred based on data for PTLDS and the rate of coinfection with Babesia parasites. Thus, we previously estimated the cumulative case load of Chronic Babesiosis may be as high as 1.01 million patients in the United States, but believe that, based on several new lines of evidence, the ceiling is 2-3 million.4

We have recently completed market research involving interviews with 300 prescribing physicians, a survey of 6,000 U.S. adults, and an administrative claims dataset. Collectively this research suggests that the minimum number of persistent cases of babesiosis subject to insurance claims each year is approximately 7,900.5 However, prescribing intent and consumer survey data suggest that following a sustained diseases and product awareness campaign, assuming FDA labeling for babesiosis, and the commercial availability of sensitive molecular tests, the number of individuals diagnosed with persistent babesiosis with chronic fatigue treatable with Tafenoquine each year could be as high as 380,000 individuals, representing approximately $245 million in sales (based on the Arakoda wholesale acquisition cost ) and cumulatively 1.71 million patients treated with $1.1 billion in sales through patent expiry in 2035.6,7 While this difference between the status quo is and future potential is large, it mirrors the shift in disease burden in Lyme disease which was once believed to be < 30,000, and is now thought to number > 475,000 based on administrative claims data.8

●	Treatment of Acute Babesiosis. There are up to 38,000 cases of potentially treatable acute symptomatic babesiosis (red blood cell infections caused by deer tick bites) in the United States each year.[9] Approximately 650 of these cases are hospitalizations, a smaller fraction of which represents immunosuppressed individuals.[10] Symptomatic babesiosis is usually treated with a minimum ten day course of atovaquone and azithromycin which is extended to six weeks in the immunosuppressed, who may also experience relapses requiring multiple hospitalizations.[11] This is much longer than equivalent serious parasitic diseases such as malaria where the goal is a three-day regimen. In a recently published case series Tafenoquine in combination with standard of care cured 80% of immunosuppressed patients with relapsing babesiosis and the investigators stated in a press release that “Tafenoquine is going to make a huge difference, I think, in people who are severely immunocompromised.” [12]

[3]	Conclusions from Company-commissioned market research.

[4]	Previously, we had estimated the maximum prevalence of chronic babesiosis to be 1.01 million by multiplying the rate of Babesia coinfection in PTLDS patients (52%, from Parveen & Bhanot, Pathogens 2019;8(3):117) by the highest estimate of the cumulative prevalence of PTLDS (1,994,189, from Delong et al. BMC Public Health 2019;19(1):352). However, since it was recently determined that only 41% of hospitalized babesiosis patients have Lyme as a coinfection (Ssentongo et al Open Forum Infect Dis 2024 Oct 8;11(10)) total prevalence might be as high as 2.46 million (divide 1.01 million by 41%). Our recent survey of 6,000 U.S. consumers suggested that 3 million U.S. adults have experience babesiosis based on 1.26% of responders reporting have received such a medical diagnosis from a healthcare provider. Based on molecular epidemiology studies we have sponsored, we have made the operational assumption that up to 20% of individuals with chronic fatigue lasting more than six months may be infected with Babesia parasites, and our recent consumer survey and claims studies indicated that the prevalence of chronic fatigue in the U.S. is approximately 10 million (thus there maybe 2 million individuals with persistent babesiosis).

[5]	Company commissioned market research indicates there are medical insurance claims data representing approximately 40% of U.S. lives indicated a total of 9,520 cases of chronic babesiosis of at least 30 days duration over three years. Annual incidence is 9,520/3/0.4 = 7,933.

[6]	Represents the maximum potential incidence of tafenoquine-treated persistent babesiosis cases ten years after commencing a full product and disease awareness program, based on combined data from a 6,000-patient and a 300-prescriber survey conducted by an independent market research agency assuming regulatory labeling for Arakoda has been expanded to include babesiosis

[7]	Same as Note 6, but inclusive of the effect of sensitive molecular tests like the Grifols or Roche blood donation screening tests becoming commercially available for patient care.

[8]	For example, official Lyme cases were zero before the first case description in 1975, in 2010 the official Lyme case count was 30,158, but CDC now reports 476,000 cases per based on insurance claims according to the Centers for Disease Control and Prevention.

[9]	This estimate is based on the observations of Krugeler et al (Emerg Infect Dis 2021;27:616-61) who reported that 476,000 cases of Lyme disease occur in U.S. states where babesiosis is endemic and Krause et. al. (JAMA 1996;275:1657-16602) who reported that 10% of Lyme disease patients are co-infected with babesiosis and that according to Krause et al (AJTMH 2003;6:431-436) fact that about 80% of cases are symptomatic (thus 476,000*10%*80% = 38,000 cases of babesiosis per year).

[10]	Bloch et al Open Forum Infect Dis 2022;9(11):ofac597.

[11]	According to IDSA guidelines.

[12]	See Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238 and Yale School of Public Health

●	Prevention of Tick-Borne Diseases. Post-exposure prophylaxis or early treatment with, respectively, a single dose or several week regimen of doxycycline following a tick-bite is a recognized indication to prevent the complications of Lyme disease. There may be more than 400,000 such tick bites in the United States requiring medical treatment each year. This estimate is based on the observation that approximately 50,000 tick bites are treated in U.S. hospital emergency rooms each year; however, this calculation represents only about 12% of actual treated tick bites based on observations from comparable ex-U.S health systems.[13] Unlike Lyme disease, there is no characteristic rash associated with early infection and no reliable diagnostic tests. Thus, an individual bitten by a tick cannot know whether they have also been infected with babesiosis. It is likely that a drug proven to be effective for this indication for babesiosis would also be used in conjunction with Lyme prophylaxis.

●	Veterinary Indications. Based on estimates from industry experts, there may be somewhere between several hundred and several thousand cases of canine babesiosis each year in the United States, and thousands more globally. Currently, standard of care treatment for babesiosis in dogs is a ten-day course of atovaquone and azithromycin, which costs about $1,350 out of pocket. A treatment course of Tafenoquine comprising a single 16-count packet of Arakoda might cost less than $300, offering a compelling alternative to standard of care. The additional resources required to generate enabling data for veterinary uses are much less expensive than human clinical trials and we have completed pilot study at North Carolina State University related to this indication. Separately, the Company is exploring the potential utility of Tafenoquine to manage equine Theileria (a tick-borne disease related to babesiosis). Horses entering the United States are required to be tested prior to quarantine release and treated if positive.

●	Treatment of Candida infections. According to the CDC, there are 50,000 reported cases of candidiasis (a type of fungal infection) each year in the United States and up to 1,900 clinical cases of C. auris, for which there are few available treatments.[14] Since it has broad-spectrum activity against drug-resistant Candida spp in culture, Tafenoquine, has the potential to be a market leading therapy for treatment/prevention of C. auris, and to be added to the standard of care regimens for other Candida infections.[15]

●	Prevention of fungal pneumonias. There are up to ~ 91-92,000 new patient cases each year in the United States for which antifungal prophylaxis is recommended, including acute lymphoblastic leukemia (up to 6,540 cases) and large B-cell lymphoma (up to 18,000 cases) patients receiving CAR-T therapy, solid organ transplant patients (up to 42,887 cases), allogeneic (~ 9,000 cases) and autologous (~ 15,000 cases) hematopoietic stem cell transplant patients.[16] Despite the availability and use of antifungal prophylaxis, the risk of some patient groups contracting fungal pneumonia exceeds the risk of contracting malaria during travel to West Africa.[17] Since it has broad spectrum antifungal effects in cell culture, and activity against Pneumocystis in animal models, Tafenoquine has the potential to be added to existing standard of care regimens for the prevention of fungal pneumonias.[18]

[13]	Marx et. al., MMWR 2021;70:612-616.

[14]	According to the Centers for Disease Control and Prevention.

[15]	Dow and Smith New Microb New Infect 2022;45:100964.

[16]	According to data from the Organ Transplant and Procurement Network, Dsouza et al Biology of Blood and Bone Marrow Transplantation 202;26: e177-e182, Lymphoma Research Foundation, and the American Cancer Society, and in reference to treatment guidelines described by Fishman et al Clinical Transplantation. 2019;33:e13587, the Cancer Network and Cooper et al Journal of the National Comprehensive Cancer Network 2016;14:882-913 and (iv) Los Arcos et al Infection (2021) 49:215–231.

[17]	Aguilar-Guisado et al Clin Transplant 2011;25:E629–38; Mace et al MMWR 202;70:1–35.

[18]	Queener et al JID 1997;165:764-768; Dow and Smith New Microb New Infect 2022;45:100964

Viral Diseases

Celgosivir, a potential clinical candidate of 60P’s, has activity in a number of animal models of important viral diseases such as Dengue and RSV. According to the European CDC, Dengue is associated with at least 4.1 million cases globally.19 And, according to the U.S. CDC, RSV is responsible for up to 240,000 hospitalizations in children less than five years of age and adults greater than 65 years of age in the United States each year.20 As outlined in the “Strategy” section below, we expect to evaluate Celgosivir in additional non-clinical disease models before making a decision regarding clinical development.

More information about our products is provided in the next section, and the status of various development efforts for the above-mentioned diseases is outlined in Figure A, below.

Figure A

Products

Arakoda (Tafenoquine) for malaria prevention

We entered into a cooperative research and development agreement with the United States Army in 2014 to complete development of Arakoda for prevention of malaria.21 With the U.S. Army, and other private sector entities as partners, we coordinated the execution of two clinical trials, development of a full manufacturing package, gap-filling non-clinical studies, compilation of a full regulatory dossier, successful defense of our program at an FDA advisory committee meeting and submitted a new drug application (“NDA”) to the FDA in 2018. The history of that collaboration has been publicly communicated by the U.S. Army.22

[19]	According to the European Centre for Disease Prevention and Control

[20]	According to the Centers for Disease Control and Prevention.

[21]	In 2014, we signed a cooperative research and development agreement with the United States Army Medical and Materiel Development Activity (Agreement W81XWH-14-0313). Under this agreement, we agreed to submit an NDA for Tafenoquine to the FDA (as Arakoda), while the US Army agreed to finance the bulk of the necessary development activities in support of that goal.

[22]	Zottig et al Military Medicine 2020; 185 (S1): 687.

The FDA and Australia’s medicinal regulatory agency, the Therapeutic Goods Administration, subsequently approved Arakoda (brand name in the U.S.) and Kodatef (brand name in Australia), respectively, for prevention of malaria in travelers in 2018. The features and benefits of Tafenoquine for malaria prophylaxis, some of which have been noted by third-party experts, include: convenient once weekly dosing following a three day load; the absence of reports of drug resistance during malaria prophylaxis; activity against liver and blood stages of malaria as well as both the major malaria species (Plasmodium vivax and Plasmodium falciparum); absence of any black-box safety warnings; good tolerability, including in women and individuals with prior psychiatric medical history; and a comparable adverse event rate to placebo with up to 12 months continuous dosing.23 Tafenoquine entered the commercial supply chains in the U.S. and Australia in the third quarter of 2019.

The only major limitation of Arakoda is the requirement for a G6PD test prior to administration.24 The G6PD test must be administered to a prospective patient prior to administration of Arakoda in order to prevent the potential occurrence of hemolytic anemia in individuals with G6PD deficiency.25 G6PD is one of the most common enzyme deficiencies and is implicated in hemolysis following administration/ingestion of a variety of oxidant drugs/food. G6PD must also be ruled out as a possible cause when diagnosing neonatal jaundice. As a consequence, G6PD testing is widely available in the United States through commercial pathology service providers (e.g., Labcorp, Quest Diagnostics, etc.). Although these tests have a turn-around time of up to 72 hours, the test needs only to be administered once. Thus, existing U.S. testing infrastructure is sufficient to support the FDA-approved use of the product (malaria prevention) by members of the armed forces (who automatically have a G6PD test when they enlist), civilian travelers with a long planning horizon, or repeat travelers.

Tafenoquine for Other (Infectious) Diseases

During the pandemic, we also worked with NIH to evaluate the utility of Tafenoquine as an antifungal. We, and the NIH, found that Tafenoquine exhibits a Broad Spectrum of Activity in cell culture against Candida and other yeast strains via a different Mode of Action than traditional antifungals and also exhibits antifungal activity against some fungal strains at clinically relevant doses in animal models.26 Our work followed Legacy Studies that show Tafenoquine is effective for treatment and prevention of Pneumocystis pneumonia in animal models.27 We believe that if added to the standard of care for anti-fungal and yeast infection treatments for general use, Tafenoquine has the potential to improve patient outcomes in terms of recovery from yeast infections, and prevention of fungal pneumonias in immunosuppressed patients. There are limited treatment options available for these indications, and Tafenoquine’s novel mechanism of action might also mitigate problems of resistance. Clinical trial(s) to prove safety and efficacy, and approval by the FDA and other regulators, would be required before Tafenoquine could be marketed for these indications.

Tafenoquine monotherapy, or use in combination with other antibabesial medications, clears and eradicates Babesia infections, respectively, in both immunocompetent and immunocompromised animal models of babesiosis (tick borne red blood cell infections).28 In up to 80% of cases Tafenoquine administered in combination with antibabesial drugs after prior failure of conventional antibiotics in immunosuppressed babesiosis patients resulted in cures.29 Tafenoquine is also increasingly being utilized by Lyme disease prescribers to manage symptoms of Chronic Babesiosis. Consequently, we believe that (i) if combined with standard of care products, Tafenoquine has the potential to accelerate parasite clearance and reduce the duration of illness and treatment with antibiotic therapy in immunosuppressed patients hospitalized with severe illness, (ii) once appropriate clinical studies have been conducted, it is likely that Tafenoquine would be quickly embraced for post-exposure prophylaxis of babesiosis in patients with tick bites, and (iii) Tafenoquine could become the leading treatment for Chronic Babesiosis. Clinical trial(s) to prove safety and efficacy, and approval by FDA and other regulators, would be required before Tafenoquine could be marketed for these indications.

[23]	Tan and Hwang Journal of Travel Medicine, 2018, 1–2; Baird Journal of Travel Medicine 2018:, 1–13; Schlagenhauf et al Travel Medicine and Infectious Disease 2022; 46:102268; McCarthy et al CID 2019:69:480-486; Dow et al. Malar J (2015) 14:473; Dow et al. Malaria Journal 2014, 13:49; Novitt-Moreno et al Travel Med Infect Dis 2022 Jan-Feb;45:102211.

[24]	According to literature cited in Footnote 23.

[25]	According to literature cited in Footnote 23.

[26]	Dow and Smith, New Microbe and New Infect 2022; 45: 100964.

[27]	Queener et al Journal of Infectious Diseases 1992;165:764-8).

[28]	Liu et al. Antimicrobial Agents Chemo 2021;65:e00204-21, Marcos et al. IDCases 2022;27:e01460; Rogers et al. Clin Infect Dis. 2022 Jun 10:ciac473, Prasad and Wormsner. Pathogens 2022;11:1015.

[29]	Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238.

Competitive Strengths

Our main competitive strength has been our ability to achieve important clinical milestones inexpensively in therapeutic areas that other entities have found extremely challenging. With a small virtual management team, we have successfully built productive research partnerships with public and academic entities, and licensed products with well characterized safety profiles in prior clinical studies, thereby reducing the cost and risk of clinical development. This business and product model enabled Arakoda to be approved in 2018, with a total operating expense of < $10 million. We plan to focus in the future on generating proof of concept clinical data sets for the approved Arakoda regimen of Tafenoquine in other therapeutic areas, all of which is expected to foster and continue our existing tradition of inexpensive product development.

Celgosivir

Celgosivir is a host targeted glucosidase inhibitor that was developed separately by other sponsors for HIV then for hepatitis C.30 The sponsors abandoned Celgosivir after completion of Phase II clinical trials involving 700+ patients, because other antivirals in development at the time had superior activity. The National University of Singapore initiated development of Celgosivir independently for Dengue fever. A clinical study, conducted in Singapore, the results of which were accepted for publication in the peer-reviewed journal Lancet Infectious Diseases, confirmed its safety but the observed reduction in viral load was lower than what the study was powered to detect.31 Celgosivir (as with other Dengue antivirals) exhibits greater capacity to cure Dengue infections in animal models when administered prior to symptom onset when compared to administration post-symptom onset. In animal models, this problem can be addressed by administering the same dose of drug split into four doses per day rather than two doses per day (as was the case in the Singaporean clinical trial).32 This observation led to the filing and approval of a patent related to Dengue, which we licensed from the National University of Singapore.

Additional clinical studies would be required to prove that such a 4x daily dosing regimen would be safe and effective in Dengue patients to regulators’ satisfaction. To that end, earlier in our history, we, in partnership with the National University of Singapore, and Singapore General Hospital, successfully secured a grant from the government of Singapore for a follow-on clinical trial. Unfortunately, we were unable at that time to raise matching private sector funding. We concluded as a result that development of Repositioned Molecules for Dengue, solely and without simultaneous development for other therapeutic use, despite substantial morbidity and mortality in tropical countries, was an effort best suited for philanthropic entities. Accordingly, during the pandemic, we undertook an effort (in partnership with NIH’s Division of Microbiology and Infectious Diseases program and Florida State University) to determine whether Celgosivir might be more broadly useful for respiratory diseases that have impact in both tropical and temperate countries. Preliminary data suggest that Celgosivir inhibits the replication of the virus that causes COVID-19 (SARS-CoV-2) in cell culture, and the RSV virus in cell culture and provides benefits in animals. We have filed and/or licensed patents in relation to Celgosivir for these other viruses as we believe there is potential applications to fight respiratory diseases that might have more commercial viability than historical development of Celgosivir to combat Dengue fever.

Castanospermine/Botanical Extracts from Australian Chestnut Trees

Celgosivir is derived synthetically in a single chemical step from the naturally occurring alkaloid, castanospermine, isolated from extracts of the Australian Chestnut Tree (Castanospermum australe). When administered to humans or animals, celgosivir is almost completely metabolized to castanospermine, which is the dominant metabolite. Abundant scientific literature has confirmed the antiviral, metabolic, and immunosuppressive properties of castanospermine alkaloids. The Company currently has at least 8.8 kgs of castanospermine in inventory which will be used for additional proof of concept studies.

[30]	Sorbera et al, Drugs of the Future 2005; 30:545-552.

[31]	Low et. al., Lancet ID 2014; 14:706-715.

[32]	Watanabe et al, Antiviral Research 2016; 10:e19.

Strategy

Our general strategy to achieve profitability and grow shareholder value has three facets: (i) increase sales of Arakoda; (ii) conduct clinical trials to expand the number of patients who can use Tafenoquine for new indications in the future; and (iii) reposition small molecule therapeutics with good clinical safety profiles for new indications.

Expansion of U.S. Arakoda Sales

Hiring of Chief Commercial Officer. In February 2024, we hired Kristen Landon to lead our commercial efforts to reintroduce Arakoda for malaria prevention and conduct new product planning initiatives in tick-borne disease for babesiosis. We spent the first quarter of 2024 analyzing the current landscape in the malaria prevention market, conducting primary market research among providers and consumers, and assessing agency partners for a virtual/digital marketing pilot program. Additionally, we kicked off a market assessment on the babesiosis space including desk top research and qualitative interviews with Key Opinion Leaders in the Infectious Disease and Lyme Community, a quantitative market survey of 300 prescribing physicians, a survey of 6,000 U.S. consumers, and an administrative claims study. Thee outputs of these surveys together suggest a substantial market opportunity.

Positioning of Arakoda Relative to Malarone and Generic Equivalent Atovaquone-Proguanil. A malaria demand study was conducted to assess the attractiveness and acceptability of the Arakoda product profile and current pricing among health care providers and consumers. The product profile was well received among both stakeholders; however, price sensitivity on out-of-pocket costs was noted among both groups. Generic atovaquone-proguanil, our primary competitor is substantially cheaper than Arakoda for the average trip length (three weeks) and has superior formulary positioning (Tier 1 vs. Tier 3). However, generic-atovaquone proguanil does not provide the same level of confidence a traveler may experience from taking a product with a convenient weekly dosing regimen during travel, that works everywhere in the world against all malaria species and drug-resistant strains, and which requires only a single dose for post-exposure prophylaxis upon return from a malarious area. The value those advantages confer needs to be communicated with key stakeholders.

Market Segment, Targeting, and Commercial Pilot. We purchased market data to understand the malaria market landscape over the past decade and identified the current prescribers of Malarone and the generic equivalent atovaquone-proguanil, the main generic competitor to Arakoda for malaria prophylaxis. The ARAKODA commercial pilot program commenced on March 17, 2025, with three main objectives: 1. Increase ARAKODA awareness and communicate ARAKODA’s value proposition. 2. Drive ARAKODA trial and usage and 3. Facilitate access and affordability. The pilot includes a three-pronged approach utilizing Virtual Sales Representatives (VSRs), a programmatic email campaign, and a co-pay offering for commercially insured patients. We do not initially plan to target U.S. government agencies as these organizations are either contracting their ex-U.S footprints or, as in the case of the Department of Defense, are expected to be extremely price sensitive until operational considerations justify the use of superior products – for example, the DOD used inexpensive doxycycline for malaria prevention in the low malaria risk setting of Afghanistan, but chose superior weekly mefloquine, despite safety concerns, for the Ebola mission to west Africa in 2014, where malaria rates were extremely high.

Digital Revamp and Collateral: Our marketing strategy and objectives for the promotional pilot include marketing assets that we believe best highlight the features and benefits of Arakoda, namely the convenience of the travel and post-travel regimen, and global effectiveness and a co-pay benefit to reduce the out-of-pocket expense for individuals with commercial insurance. All marketing assets will reside on ARAKODA.com including a convenient dosing card, access to the co-pay offer, and information on how to get ARAKODA.

Revised Forecast. We have developed internal forecasts for the malaria and babesiosis indications.

Development of the Arakoda Regimen of Tafenoquine for Babesiosis

In animal models, Tafenoquine monotherapy has been shown to suppress acute babesiosis infections to the point where the immune system can control them following single or multiple doses similar to those effective against malaria parasites, and longer regimens alone or in combination with atovaquone leads to complete radical cure and to the conference of sterile immunity.33 In a case series of five immunosuppressed patients in whom prior standard of care treatments failed, the tafenoquine combined with standard of care resulted in clinical resolution (symptom clearance and at least two negative consecutive PCRs) in four of five (80%) individuals.34 Our market research has revealed that recent sales growth for Arakoda is primarily attributable to organic growth in prescribing by Lyme community prescribers for Chronic Babesiosis. Collectively these data suggest Tafenoquine might have utility alone or in combination as treatment or post-exposure prophylaxis of babesiosis (both acute and chronic).

The Company is planning three clinical trials to aid further development and commercialization of a Babesiosis indication for Tafenoquine. Trial 1 is a randomized, placebo-controlled, evaluation of Tafenoquine in patients hospitalized with babesiosis who are also taking standard of care treatment (10 days of atovaquone-azithromycin). The primary endpoint will be time to clinical recovery of 11 common babesiosis symptoms as reported by patients. Based on an analysis of blinded data from the six patients who have completed the study to date and further advice from the FDA, we have modified the key secondary endpoint of time to molecular cure so it will be assessed using the commercially available Mayo clinic Babesia PCR assay rather than the FDA-approved Babesia nucleic acid test that is used for blood donation screening Additionally, the dosing regimen will be extended so that Tafenoquine is administered at a dose of 200 mg/day on Days 1,2,3,4,11,18,25 and 32 (extended from administration of 200 mg/day on Days 1,2,3&4). The study will enroll a minimum of 24 and up to 33 patients before an interim analysis is conducted, which will include both a test of significance and a sample size re-estimation in case this is required. We have signed clinical trial agreements with Tufts Medical Group, Yale, Rhode Island Hospital, and Brigham & Women’s Hospital. The first patient was randomized on June 25, 2024, and six patients completed the study prior to implementation of the protocol modifications disclosed above. The earliest possible date that date would be available from the interim analysis would be January 31, 2026, assuming a minimum of 24 patients are enrolled prior to September 30, 2025. Further details are available on the clinicaltrials.gov website.35

Trial 2 is an expanded use study utilizing commercially available Arakoda. Patients will be offered up to one year of Arakoda at no cost to up to a total of 15 patients (i.e., immunocompromised patients who have previously failed standard of care treatment). Informed consent will be obtained from patients to collect a blood sample for molecular testing at the end of treatment, and patients will be asked to complete a babesiosis symptom questionnaire. The goal of the study is to generate additional prospective data to confirm the observation by Krause et al in a recent publication that an extended regimen of Tafenoquine cured 80% of immunocompromised patients with relapsing babesiosis. As of the date of this filing, we had enrolled one patient in this study. More details about the study can be found on the clinicaltrials.gov website.36

[33]	Liu et al. Antimicrobial Agents Chemo 2021;65:e00204-21. Vydyam et al. J Infect Dis. 2024 Jan 3:jiad315. doi:10.1093/infdis/jiad315.

[34]	Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238.

[35]	See entry for NCT06207370 on the clinicaltrials.gov website

[36]	See entry for NCT06478641 on the clinicaltrials.gov website

Trial 3 will be a Phase II open label study patients with chronic babesiosis utilizing commercially available Arakoda. The Company plans to offer an approximately three-month supply of Arakoda at no cost to patients who have a clinical diagnosis, are willing to submit biological samples for testing, and answer babesiosis and standardized fatigue inventories before and after treatment. The goal of this study will be to ascertain whether Arakoda treatment improves patient-reported fatigue symptoms in individuals who symptoms of severe fatigue lasting more than six months and a diagnosis of chronic babesiosis. Secondary objectives include assessing confirmable Babesia infection rates in these populations using validated molecular assays, and assessing the safety and tolerability profile of Arakoda in this patient population.

In May 2024, we signed a research and collaboration agreement with North Carolina State University in which the College of Veterinary Medicine will screen archived blood samples from 50 patients exhibiting symptoms consistent with chronic fatigue symptoms by PCR for the presence of Babesia spp by digital PCR and DNA sequencing. This work is now complete. While the data cannot be disclosed at this time, the Company believes they are supportive of the feasibility of executing Trial 3.

We believe, if the Company does not become capital-limited, and no recruitment issues are encountered, that the results of one or more of the above studies will come to fruition in the first quarter of 2026, potentially facilitating submission of a supplementary new drug application (or other appropriate regulatory filing) to FDA, with the goal of obtaining marketing approval of Arakoda for treatment of Babesiosis. If successful, this will allow the Company to actively market Arakoda for Babesiosis.

In March 2024, we initiated, in collaboration with the North Carolina State University College of Veterinary Medicine, a pilot study of Tafenoquine for treatment of canine babesiosis in the United States under a sponsored research program. That study is now complete. We believe there may be sufficient data to apply to the FDA for a Minor Use/Minor Species (MUMS) designation and conditional marketing approval, and will now conduct a gap analysis to determine whether additional work required prior to moving forward. This endeavor may provide important supporting information for submission of an NDA for human babesiosis.

Parenteral Tafenoquine for Fungal Infections

We are nearing completion of a series of studies in animal studies of single dose parenteral administration of Tafenoquine exhibits efficacy against Candida spp including C. auris. These studies have been conducted under a sponsored research agreement with Monash University in Melbourne, Australia, and should be completed by Q2 2025.

Combination Partner for Tafenoquine for Malaria

Most new antimalarial treatment products are developed as drug combinations to proactively combat drug resistance. We believe that Tafenoquine, due to its long half-life and activity against all parasite species and strains, would be an ideal partner in a drug combination. Recently, Kentucky Technology Inc. (“KTI”), completed Phase IIA studies in P. vivax malaria, in which they evaluated the safety and efficacy of SJ733, their ATP4 inhibitor in combination with Tafenoquine as the combination partner drug. It was recently announced that the SJ733 development program would be partially supported by a grant from the Global Health Innovative Technology Fund (“GHIT”). As part of its shares for services agreement with KTI, the Company recently received a detailed feasibility assessment and business plan for the project, including an assessment of potential PRV eligibility. The Company has provided KTI with a right of reference to its Arakoda IND, in order to assist with regulatory approvals of forthcoming clinical trials.

Celgosivir for Antiviral Diseases

Reviewing prior studies of Celgosivir for Zika, Dengue and RSV, it is evident that the drug protects against the pathological effects of viruses through a combination of anti-inflammatory and antiviral effects. These properties suggest it might have a beneficial effect in several viral diseases. Celgosivir is synthesized from Castanospermine, which is obtained from botanical sources in low yield. Castanospermine is also quite water soluble, making it amenable to intravenous formulation. As of the date of this prospectus, The Florida State University Research Foundation, Inc. (“FSURF”) had sold their remaining shares of common stock of the Company, and funds raised therefrom were insufficient to cover the cost of the proof of concept studies in a hamster model of COVID-19 that we had originally planned. We instead intend to investigate the potential activity of celgosivir in other respiratory viruses in different non-clinical models.

Castanospermine/Australian Chestnut Tree Extracts

Extensive scientific literature suggests castanospermine has broad antiviral, metabolic and immunomodulatory effects by virtue of its inhibition of host glucosidases (enzymes that break down glucose-containing polymers). These properties suggest it might provide support to patients suffering numerous conditions. Botanical extracts require only a 75-day notification to the FDA, and do not require clinical trials or pre-marketing approval. The Company currently has at least 8.8 kgs of castanospermine in inventory as a consequence of its prior agreements with Trevally, LLC and other entities. The Company will utilize this stockpile to assess the technical and commercial feasibility of developing botanical extracts of Australian Chestnut trees as a complementary approach to ongoing non-clinical assessments of celgosivir for viral diseases.

Post-Marketing Requirements

We have an FDA post-marketing requirement to conduct a malaria prophylaxis study of Arakoda in pediatric and adolescent subjects. We proposed to the FDA, in late 2021, that this might not be safe to execute given that malaria prevention is administered to asymptomatic individuals and that methemoglobinemia (damage to the hemoglobin in blood that carries oxygen) occurred in 5% of patients, and exceeded a level of 10% in 3% of individuals in a study conducted by another sponsor in pediatric subjects with symptomatic vivax malaria.37 The FDA has asked us to propose an alternate design, for which we submitted a concept protocol in the fourth quarter of 2022, and submitted a full protocol in July, 2024. We estimate the cost of conducting the study proposed by the FDA, if conducted in the manner suggested by the FDA, would be $2 million, and, due to the time periods required to secure protocol approvals from the FDA and Ethics Committees, could not be initiated any earlier than the third quarter of 2026.

Intellectual Property

We are co-owners, with the U.S. Army, of patents in the United States and certain foreign jurisdictions directed toward use of Tafenoquine for malaria and have obtained an exclusive worldwide license from the U.S. Army to practice these inventions in the field of all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. We also have an exclusive worldwide license to use manufacturing information and non-clinical and clinical data that the U.S. Army possesses relating to use of Tafenoquine for all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. We are co-owners, with Singapore Health Sciences Pte Ltd. and National University of Singapore, of patents in the United States and certain foreign jurisdictions directed toward the use of Celgosivir for treatment of Dengue and have obtained an exclusive license from the National University of Singapore and Singapore Health Services Ptd Ltd. to develop, market, and sell products covering these patents in the field of therapeutic and prophylactic use for human and veterinary diseases. We are co-owners with Tufts Medical Center, and in certain cases Tufts Medical Center and Yale University, of certain patent applications in the United States and PCT applications directed to treatment of non-viral tick-borne diseases and have obtained an exclusive license from Yale University to such patent applications in the field of using Tafenoquine to treat such tick-borne diseases. We also have patents and/or pending patent applications that we solely own in the United States and certain foreign jurisdictions relating to the use of Tafenoquine for COVID-19, fungal lung infections, tick-borne diseases, and other infectious and non-infectious diseases in which induction of host cytokines/inflammation is a component of the disease process, the use of Celgosivir for treatment of RSV, and the use of Castanospermine for treatment of respiratory infections. The United States Patent and Trademark Office (“USPTO”) allowed our first COVID-19 patent for Tafenoquine in 2023. We also have optioned or licensed patents involving the use of Alpha Glucosidase Inhibitors for treatment of COVID-19 & Zika from Florida State University Research Foundation.

Key Relationships & Licenses

On February 15, 2021, we entered into the Inter-Institutional Agreement with FSURF (the “FSURF Agreement”) in which we granted FSURF the right to manage the licensing of certain intellectual property of ours and FSURF on our behalf, including intellectual property related to treatment of COVID-19 with castanospermine and in vitro susceptibility data for castanospermine and celgosivir against respiratory viruses. The term of the FSURF Agreement expires five years from February 15, 2021. After deduction of a 5% administrative fee by FSURF, capped at $15,000 annually, and reimbursement of patent prosecution expenses, we will receive 20% of license income and FSURF will receive 80% of license income. Payments of license income shall be paid in U.S. dollars quarterly each year.

We have further entered into several option agreements with FSURF related to FSURF granting us certain options to license certain patent and technology rights held by FSURF.

[37]	Velez et al 2021 - Lancet Child Adolesc Health 2022; 6: 86–95.

On February 19, 2021, we entered into an Option Agreement with FSURF, subsequently amended on February 15, 2023 that granted an option, effective through August 19, 2024, to us to license certain patent and technology rights held by FSURF relating to methods for purifying castanospermine and its use for the treatment of COVID-19. Upon expiration of the previous Option Agreement, we entered into a subsequent Option Agreement on March 24, 2025, with FSURF pursuant to which FSURF granted us a 12-month option to exclusively license the certain patent and technology rights held by FSURF relating to methods for purifying castanospermine and its use for the treatment of COVID-19.

On August 19, 2021, we entered into an Option Agreement with FSURF, subsequently amended on February 15, 2023, that granted an option, effective through August 19, 2024, to us to license certain patent and technology rights held by FSURF relating to the use of alpha glucosidase inhibitors (including castanospermine and Celgosivir) for treatment of Zika infections. Upon expiration of the previous Option Agreement, we entered into a subsequent Option Agreement on March 24, 2025, with FSURF pursuant to which FSURF granted us a 12-month option to exclusively license the certain patent and technology rights held by FSURF relating to the use of alpha glucosidase inhibitors (including castanospermine and Celgosivir) for treatment of Zika infections.

On April 4, 2025, we entered into an Option Agreement with FSURF, pursuant to which FSURF granted us a 12-month option to exclusively license certain patent and technology rights held by FSURF relating to large scale purification of castanospermine, including U.S. Patent No. 11,518,762, while we assess the potential feasibility of commercializing Australian chestnut tree extracts.

Ending upon July 12, 2033 or the conversion or redemption in full of all of the shares of Series A Preferred Stock owned by Knight, we will pay Knight a royalty equal to 3.5% of our net sales, where “net sales” has the same meaning as in our license agreement with the U.S. Army for Tafenoquine. At the end of the quarter and each thereafter the royalty will be calculated, and payment will be made within fifteen days.

On April 3, 2025, we entered into an Agreement with Yale University (“Yale”) pursuant to which Yale has granted us an exclusive, worldwide license to make, have made, use, sell, have sold, import, or practice certain patents and patent applications covering jointly developed inventions related to the treatment of babesiosis using Tafenoquine within the field of using Tafenoquine to treat babesiosis. Yale retains the right to make, use, and practice the licensed patents and patent applications for research, clinical, teaching, or other non-commercial purposes. In exchange for the license granted by Yale to us, we agree to pay Yale a royalty of 2% on net sales of licensed products covering the licensed patents if the licensed product is branded for treatment of babesiosis and a royalty of 1% on net sales of licensed products covering the licensed patents if the licensed product is not specifically branded for treatment of babesiosis.

Corporate Structure

60 Degrees Pharmaceuticals, Inc. is a Delaware corporation that was incorporated on June 1, 2022.

On June 1, 2022, 60 Degrees Pharmaceuticals, LLC, a District of Columbia limited liability company (“60P LLC”), entered into the Agreement and Plan of Merger with 60 Degrees Pharmaceuticals, Inc., pursuant to which 60P LLC merged into 60 Degrees Pharmaceuticals, Inc. The value of each outstanding member’s membership interest in 60P LLC was correspondingly converted into common stock of 60 Degrees Pharmaceuticals, Inc., par value $0.0001 per share, with a cost-basis equal to $300.00 per share.

Our majority-owned subsidiary, 60P Australia Pty Ltd, an Australian proprietary company limited by shares (“60P Australia”), was formed and registered in Queensland on December 3, 2013, and conducts operations in Australia.

60P Australia previously solely owned a Singaporean subsidiary company, 60P Singapore Pte. Ltd., which dissolved at our election in the second quarter of 2022.

On February 24, 2025, we effected a reverse stock split of our common stock at a ratio of 1-for-5.

Going Concern

Our independent auditors have issued a report raising substantial doubt of our ability to continue as a going concern. We anticipate that we will require additional capital to continue as a going concern and expand our operations in accordance with our current business plan.

Suppliers

We have quality and contract manufacturing agreements relating to Arakoda in place with Piramal Enterprises Limited (API, tablets) and PCI Pharma Services (secondary packaging) (“PCI”) and supply/quality/pharmacovigilance agreements in place with Biocelect Pty Ltd, Scandinavian Biopharma, and Knight Therapeutics Inc. (to allow supply of Arakoda/Kodatef to Australia, Europe and Canada/Israel/Latin America and Russia, respectively). As of the date of this prospectus, we have not supplied any of our products to Russia nor do we anticipate supplying any of our products to Russia in the near future.

Recent Developments

New FSU Option Agreement

On April 4, 2025, we entered into an option agreement (the “Option Agreement”) with FSURF, the owner of certain patent rights and other patent and technology rights (“Patent and Technology Rights”) relating to large scale purification of castanospermine.

Pursuant to the Option Agreement, FSURF granted us an exclusive, limited-term option to negotiate a royalty-bearing, exclusive license to such Patent and Technology Rights within defined fields of use (the “Option Rights”).

The option period commenced on April 4, 2025, and will continue for twelve months (the “Option Period”), unless terminated earlier upon execution of a license agreement or pursuant to the termination provisions in the Option Agreement. During the Option Period, the Company may use Patent and Technology Rights solely for evaluation purposes.

The Option Agreement also includes certain provisions relating to indemnification and termination rights. The Option Agreement and the Option Rights shall not be assignable, whether by operation of law or otherwise, and any attempt to do so shall be void.

Castanospermine is a bioactive alkaloid derived from the Australian Chestnut tree (Castanospermum australe). The Company has a long-standing intellectual property position around the development of a synthetic castanospermine derivative, celgosivir, for viral diseases. Moreover, extensive scientific literature suggests short-course botanically-derived castanospermine regimens may potentially beneficial metabolic and immunomodulatory effects. The development and commercialization route for botanical extracts is far more efficient and less costly than for prescription pharmaceuticals.

Registered Direct Offerings

February 2025 Offering

On February 5, 2025, we entered into a securities purchase agreement (the “February 2025 Securities Purchase Agreement”) with certain institutional investors (the “February 2025 Purchasers”) pursuant to which the Company sold, in a registered direct offering an aggregate of 300,700 shares (the “February 2025 Shares”) of common stock at a purchase price of $3.575 per share in a registered direct offering (the “February 2025 Offering”) priced at-the-market under the rules of The Nasdaq Stock Market LLC (“Nasdaq”). The February 2025 Offering closed on February 6, 2025.

The February 2025 Shares were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-280796), which was declared effective by the SEC on July 18, 2024 as supplemented by a prospectus supplement dated February 5, 2025, filed with the SEC on February 6, 2025 and accompanying base prospectus, pursuant to Rule 424(b)(5) promulgated under the Securities Act.

In a concurrent private placement, the Company also issued to the February 2025 Purchasers unregistered warrants (the “February 2025 Warrants”) to purchase up to an aggregate of 300,700 shares of common stock at an exercise price of $2.95 per share, subject to certain adjustments. The February 2025 Warrants are exercisable upon issuance and expire twenty-four months from the date of issuance.

The Company filed a registration statement (the “Selling Shareholder S-1”) with the SEC that registered the February 2025 Shares and the shares underlying the February 2025 Warrants, which was declared effective by the SEC on April 2, 2025.

The issuance of the February 2025 Warrants pursuant to the February 2025 Securities Purchase Agreement and issuance of the February 2025 Placement Agent Warrants (as defined below) were made pursuant to the exemption from the registration requirements under the Securities Act, available to the Company under Section 4(a)(2) promulgated thereunder and Rule 506 of Regulation D promulgated under the Securities Act due to the fact the offering of the February 2025 Warrants and the February 2025 Placement Agent Warrants thereunder did not involve a public offering of securities.

The Company paid H.C. Wainwright & Co., LLC, the placement agent in the February 2025 Offering, a cash transaction fee equal to 7.5% of the aggregate gross cash proceeds in the offering and a management fee equal to 1.0% of the aggregate gross cash proceeds in the offering. In addition, the Company paid for certain non-accountable expenses in the amount of $15,000 and a clearing fee in the amount of $10,000. The Company also issued to the placement agent warrants to purchase up to 22,554 shares of Common Stock (the “February 2025 Placement Agent Warrants”). The February 2025 Placement Agent Warrants have an exercise price equal to $4.469 per share and are exercisable upon issuance, or February 6, 2025, and expire twenty-four months from the date of issuance.

The Company received net proceeds of $908,627 from the offering, after deducting estimated offering expenses paid by the Company, including the placement agent fees. The Company has used and intends to use the net proceeds from the offering for general corporate purposes, including working capital.

January 2025 Offering

On January 28, 2025, we entered into a securities purchase agreement (the “January 2025 Securities Purchase Agreement”) with certain institutional investors (the “January 2025 Purchasers”) pursuant to which the Company sold, in a registered direct offering an aggregate of 204,312 shares (the “January 2025 Shares”) of common stock at a purchase price of $5.105 per share in a registered direct offering priced at-the-market under the rules of Nasdaq. The January 2025 Offering closed on January 30, 2025.

The January 2025 Shares were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-280796), which was declared effective by the SEC on July 18, 2024 as supplemented by a prospectus supplement dated January 28, 2025, filed with the SEC on January 30, 2025, and accompanying base prospectus, pursuant to Rule 424(b)(5) promulgated under the Securities Act.

In a concurrent private placement, the Company also issued to the January 2025 Purchasers unregistered warrants (the “January 2025 Warrants”) to purchase up to an aggregate of 408,621 shares of common stock at an exercise price of $3.855 per share, subject to certain adjustments. The January 2025 Common Warrants are exercisable upon issuance and expire twenty-four months from the date of issuance.

The Selling Shareholder S-1 registered the January 2025 Shares and the shares underlying the January 2025 Warrants.

The issuance of the January 2025 Warrants pursuant to the January 2025 Securities Purchase Agreement and issuance of the January 2025 Placement Agent Warrants (defined below) were made pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), available to the Company under Section 4(a)(2) promulgated thereunder and Rule 506 of Regulation D promulgated under the Securities Act due to the fact the offering of the January 2025 Warrants and the January 2025 Placement Agent Warrants thereunder did not involve a public offering of securities.

The Company paid H.C. Wainwright & Co., LLC, the placement agent in the February 2025 Offering, a cash transaction fee equal to 7.5% of the aggregate gross cash proceeds in the offering and a management fee equal to 1.0% of the aggregate gross cash proceeds in the offering. In addition, the Company paid for certain non-accountable expenses in the amount of $15,000 and a clearing fee in the amount of $10,000. The Company also issued to the placement agent warrants to purchase up to 15,325 shares of common stock (the “January 2025 Placement Agent Warrants”). The January 2025 Placement Agent Warrants have an exercise price equal to $6.382 per share and are exercisable upon issuance, or January 30, 2025, for twenty-four months from the date of issuance, or January 30, 2027.

The Company received net proceeds of approximately $804,346 from the offering, after deducting estimated offering expenses paid by the Company, including the placement agent fees. The Company has used and intends to use the net proceeds from the offering for general corporate purposes, including working capital.

Supply Chain Updates

In February 2025, the FDA authorized the importation of Kodatef from Australia, to cover any future disruption of Arakoda in the U.S. market. Kodatef is the branded version of tafenoquine for malaria prevention approved by the TGA for use in Australia. The Company made this request of the FDA due to robust demand for Arakoda in late 2024/early 2025, and the potential for delays in the completion of new lots of Arakoda currently being commercially validated by our key supplier, PCI. Although we anticipate that new commercial Arakoda lots will enter the supply chain prior to the exhaustion of existing inventory, Kodatef will be available to cover any shortage through a specialty pharmacy that already carries Arakoda, and has the capacity to ship to customers in all 50 states.

IRB Approval of Phase II Study to Evaluate Tafenoquine for Chronic Babesiosis

On January 8, 2025, we announced that the approval of an Investigational Review Board (IRB) sanctioned Phase II clinical study. The study (NCT06656351) will evaluate the efficacy and safety of the ARAKODA® regimen (tafenoquine) over 90 days for treating patients with a presumptive diagnosis of chronic babesiosis who have experienced severe fatigue with significant functional impairment for at least six months upon enrollment. Patient enrollment is expected to begin in the third quarter of 2025.

First Patient in Tafenoquine Expanded Access Clinical Study for Persistent (B. microti) Babesiosis

On January 8, 2025, we announced that the first patient has been enrolled in NCT06478641, an expanded access clinical study intended to confirm the activity of tafenoquine in treating patients with persistent babesiosis who have failed standard of care treatment and are at high risk of experiencing a relapse.

ATM Offering

On July 12, 2024, we entered into an At-the-Market Issuance Sales Agreement (the “ATM Agreement”) with WallachBeth Capital LLC (“WallachBeth”) to sell shares of Common Stock having an aggregate offering price of up to $1,253,603 from time to time, through an “at the market offering” program (the “ATM Offering”). On July 22, 2024, we filed an amendment to the prospectus supplement with the SEC to increase the amount of Common Stock that may be offered and sold in the ATM Offering to $1,774,640 in the aggregate, inclusive of the shares of Common Stock previously sold in the ATM Offering. On July 24, 2024, we filed a second amendment to the prospectus supplement with the SEC to further increase the amount of Common Stock that may be offered and sold in the ATM Offering to $1,890,705 in the aggregate, inclusive of the shares of Common Stock previously sold in the ATM Offering. On July 26, 2024, we filed a third amendment to the prospectus supplement with the SEC to further increase the amount of Common Stock that may be offered and sold in the ATM Offering to $2,190,416 in the aggregate, inclusive of the shares of Common Stock previously sold in the ATM Offering. On August 2, 2024, we filed a fourth amendment to the prospectus supplement with the SEC to further increase the amount of Common Stock that may be offered and sold in the ATM Offering to $2,295,192 in the aggregate, inclusive of the shares of Common Stock previously sold in the ATM Offering. The offer and sale of shares of Common Stock from the ATM Offering were made pursuant to our effective “shelf” registration statement on Form S-3 and an accompanying base prospectus contained therein (Registration Statement No. 333-280796) which became effective on July 18, 2024. From July 19, 2024 to August 2, 2024, the Company sold a total of 135,568 shares in the ATM Offering for gross proceeds of $1,994,583.

Information Regarding our Capitalization

As of July 15, 2025 we had 1,472,891 shares of common stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Description of Securities.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

Corporate Information

Our principal executive offices are located at 1025 Connecticut Avenue NW Suite 1000, Washington, D.C. 20036. Our corporate website address is 60degreespharma.com. Our telephone number is (202) 327-5422. The information included on our website is not part of this prospectus.

Available Information

Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act, are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge at investors.60degreespharma.com/financial-information/sec-filings when such reports are available on the SEC’s website. We periodically provide certain information for investors on our corporate website, 60degreespharma.com, and our investor relations website, investors.worksport.com. This includes press releases and other information about financial performance and governance matters and details related to our annual stockholder meetings. The information contained on the websites referenced in this prospectus is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

SUMMARY OF THE OFFERING

Securities offered by us	1,753,314 shares of common stock and 878,264 Pre-Funded Warrants and accompanying Series A-1 Warrants to purchase up to an aggregate of 2,631,578 shares of common stock and Series A-2 Warrants to purchase up to an aggregate of 2,631,578 shares of common stock. The shares of common stock, or Pre-Funded Warrants in lieu thereof, and in each case the accompanying Warrant, will be separately transferable immediately upon issuance.

Pre-Funded Warrants offered by us	The Pre-Funded Warrants are being sold to purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share. Each Pre-Funded Warrant is being issued together with the same Warrants described below being issued with each share of common stock. The combined public offering price for each such Pre-Funded Warrant, together with accompanying the Warrants, is $1.899, which is the combined public offering price per common share and accompanying Warrants, less $0.001. Each Pre-Funded Warrant will be exercisable upon issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants and accompanying Warrants are immediately separable and will be issued separately in this offering.

Series A-1 Warrants and Series A-2 Warrants offered by us	Each Series A-1 Warrant and Series A-2 Warrant is exercisable for one share of our common stock at a price of $1.90 per share and will be exercisable upon issuance (the “Initial Exercise Date”). The Series A-1 Warrants will expire on the fifth anniversary date of the Initial Exercise Date. The Series A-2 Warrants will expire on the 18 month anniversary date of the Initial Exercise Date. This prospectus also relates to the offer and sale of the shares of our common stock issuable upon exercise of any Series A-1 Warrants and Series A-2 Warrants sold in this offering. See “Description of the Securities––Warrants.”

Common stock to be outstanding after the offering(1)(2)	4,104,469 shares (assuming full exercise of the Pre-Funded Warrants issued in this offering, if any, and no exercise of the Warrants being issued in this offering).

Use of Proceeds	We currently intend to use the net proceeds to us from this offering for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds” beginning on page 25.

Listing

Our common stock trades on The Nasdaq Capital Market under the symbol “SXTP.”

There is no established public trading market for the Pre-Funded Warrants or the Warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 19 of this prospectus and the risk factors in our most recent Annual Report on Form 10-K before deciding whether or not to invest in our securities.

Transfer Agent and registrar	Equity Stock Transfer, LLC

Reasonable best efforts	The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. See “Plan of Distribution” on page 34 of this prospectus.

Dividend Policy	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends in the foreseeable future.

(1)	The number of shares of common stock to be outstanding after this offering is based on 1,472,891 shares of Common Stock outstanding as of July 2, 2025 and excludes:

●	57,068 shares of common stock reserved for future issuance under the 2022 Plan;

●	2,127,070 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $15.85 per share;

●	137,637 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $13.92 per share; and

●	shares of common stock issuable upon the conversion of 76,480 shares of Series A Preferred Stock.

(2)	Unless otherwise indicated, this prospectus supplement reflects and assumes:

●	a 1-for-5 reverse stock split of our common stock effected on February 24, 2025; and

●	no exercise of the options and warrants described above or the exercise of the Warrants or the Placement Agent Warrants.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and those discussed under the section title “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to this Offering and Ownership of Our Securities

This is a best-efforts offering, no minimum amount of securities is required to be sold and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations as described in the “Use of Proceeds” section herein. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and even if we raise the maximum offering amount in this public offering, we will need to raise additional funds in the future, which may not be available or available on terms acceptable to us. For more on the risks related to our funding requirements, see “Risk Factors—Risks Related to Our Business—Our financial statements have been prepared on a going-concern basis and our continued operations are in doubt.”

The Warrants are speculative in nature.

The Series A-1 Warrants, Series A-2 Warrants and Pre-Funded Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, effective on the Initial Exercise Date, holders of the Series A-1 Warrants and Series A-2 Warrants may exercise their right to acquire the common stock and pay an exercise price of $1.90 per share, prior to the fifth year anniversary and 18 month anniversary, respectively, from the Initial Exercise Date, after which date any unexercised Warrants will expire and have no further value. Commencing on the date of issuance, holders of the Pre-Funded Warrants may exercise their right to acquire shares of common stock and pay an exercise price of $0.001 per share. The Pre-Funded Warrants have no expiration date.

Holders of the Warrants and the Pre-Funded Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the Warrants and the Pre-Funded Warrants acquire shares of our common stock upon exercise of those warrants, the holders will have no rights with respect to the common stock issuable upon exercise thereof. Upon exercise of those warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

There is no public market for the Pre-Funded Warrants or Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

Since the Warrants and Pre-Funded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants and Pre-Funded Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third-party.

Certain provisions of the Warrants offered by this prospectus could make it more difficult or expensive for a third-party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants or we pay to the holders an amount in cash equal to the Black-Scholes Value (as defined in the Warrants). These and other provisions of the Warrants offered by this prospectus could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to you.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If we do not maintain a current and effective registration statement relating to the common stock issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that holders will receive upon exercise of the Warrants will be fewer than it would have been had such holder exercised his, her or its Warrants for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their Warrants for cash if a current and effective registration statement relating to the common stock issuable upon exercise of the Warrants is available. If we are unable to maintain a current and effective registration statement relating to the common stock issuable upon exercise of the Warrants, the potential “upside” of the holder’s investment in us may be reduced or the Warrants may expire worthless.

The Warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing the Warrants to purchase shares of common stock as part of this offering. To the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of the Warrants, or the potential for us to be required to pay to the Warrant holders an amount in cash equal to the Black-Scholes Value (as defined in the Warrants), could make us a less attractive acquisition vehicle in the eyes of a target business. Such Warrants, when exercised, will increase the number of issued and outstanding shares of common stock and reduce the value of the shares issued to complete the business combination. Accordingly, the Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of a sale, of the shares of common stock underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Warrants are exercised, you may experience dilution to your holdings.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

Regardless of the amount of cash that is raised in this public offering, we will require additional financing in the future to continue as a going concern.

We will not generate sufficient revenues in the foreseeable future to fund our operations. Accordingly, regardless of the amount of net proceeds that are raised in this offering, we will require additional financing in the future to continue as a going concern. If we are unable to raise additional capital or generate sufficient cash from operations to adequately fund our operations, we will, at a minimum, need to curtail planned business activities to reduce costs, which we expect will harm our ability to execute on our business plan and continue operations.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We currently intend to use the net proceeds to us from this offering for working capital and general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of options or warrants and settlement of any outstanding restricted stock units may result in substantial dilution to the interests of other stockholders since these selling stockholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. If all derivative securities outstanding as of July 15, 2025 were converted or exercised into shares of common stock, there would be an additional 2,264,707 shares of common stock outstanding as a result. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

The price of our common stock may be volatile, and you may be unable to resell your shares at or above the offering price.

The trading price of our common stock following this offering may fluctuate substantially. Following the closing of this public offering, the market price of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

●	limited trading volume;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	commercial success and market acceptance of our product;

●	success of our competitors in developing or commercializing products;

●	ability to commercialize or obtain regulatory approvals for our product, or delays in commercializing or obtaining regulatory approvals;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	FDA or other U.S. or foreign regulatory actions affecting us or the pharmaceutical industry;

●	sales of our common stock by our officers, directors or significant stockholders;

●	future sales or issuances of equity or debt securities by us;

●	business disruptions caused by earthquakes, fires or other natural disasters;

●	the exercise and sale of any outstanding warrants or options, including the exercise of the Warrants issued in this offering;

●	changes in our Board or management;

●	issuance of new or changed securities analysts’ reports or recommendations regarding us;

●	any future COVID-19 outbreaks;

●	changes in our capital structure, such as future issuances of debt or equity securities;

●	short sales, hedging and other derivative transactions involving our capital stock; and

●	general economic and geopolitical conditions.

In addition, if the market for stocks in our industry or the stock market, in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations, and financial condition.

We may not be able to maintain the listing of our common stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

Our common stock is listed on The Nasdaq Capital Market. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. In the past, we have received letters from Nasdaq notifying us that we were not in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Although we have complied with the Bid Price Rule as of the date of this prospectus, there can be no assurance that we will maintain compliance with the Bid Price Rule or any other applicable Listing Rules of Nasdaq. Nasdaq could issue us another letter notifying us of our non-compliance if our shares of common stock trade less than $1.00 per share for 30 consecutive business days, and in that event, subsequently make a determination to delist our common stock if we fail to take appropriate action.

Nasdaq requires us to have, among other requirements, including the Bid Price Rule, a minimum amount of shareholders’ equity of $2.5 million in order to maintain our listing. Currently, our as adjusted shareholders’ equity is $4,028,889 as of March 31, 2025. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital. Also, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. An active trading market for our shares may never develop or be sustained.

Any delisting determination by Nasdaq could seriously decrease or eliminate the value of an investment in our common stock and other securities linked to our common stock. While a listing on an over-the-counter exchange could maintain some degree of a market in our common stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our common stock; reduced liquidity with respect to and decreased trading prices of our common stock; a determination that shares of our common stock are “penny stock” under the SEC rules, subjecting brokers trading our common stock to more stringent rules on disclosure and the class of investors to which the broker may sell the common stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our common stock.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to price volatility in our common stock.

Investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may in turn dramatically increase the price of our common stock until investors with short exposure are able to purchase additional shares of common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Company and once investors purchase the shares of common stock necessary to cover their short position, the price of our common stock may decline.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never declared or paid cash dividends on our common stock since inception as this is not how an LLC returns capital to its members and do not anticipate paying any cash dividends on our common stock as a C-Corporation in the foreseeable future. Instead, we currently intend to retain any future earnings for working capital and to support the growth and development of our business. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including, but not limited to, our earnings, capital requirements, financial condition, prospects, operating results, cash needs, growth plans, applicable Delaware law and any other factors which our Board may deem relevant. Our ability to pay dividends on our common stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT OUR BUSINESS OPERATIONS AND THE VALUE OF OUR SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	Other factors (including the risks contained in the section of this prospectus titled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $4,181,431, based on a public offering price of $1.90 per share and accompanying warrants and assuming the exercise of all the Pre-Funded Warrants sold in this offering, after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Warrants being issued in this offering. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes.

We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock.

Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, operating results, cash needs, growth plans, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of March 31, 2025:

●	On an actual basis; and

●	On an as adjusted basis giving effect to the sale of 1,753,314 shares of common stock and Pre-Funded Warrants to purchase up to 878,264 shares of common stock, and accompanying Series A-1 Warrants to purchase up to an aggregate of 2,631,578 shares of common stock and Series A-2 Warrants to purchase up to an aggregate of 2,631,578 shares of common stock by us in this public offering at a public offering price of $1.90 per share and accompanying warrants and $1.899 per pre-funded warrant and accompanying warrants after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming exercise in full of the Pre-Funded Warrants offered in this offering, no exercise of the Series A-1 Warrants and Series A-2 Warrants being offered in this offering and no value being attributed to the Warrants.

You should read the following table in conjunction with the section titled “Use of Proceeds” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, which are incorporated by reference in this prospectus.

The information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual	As Adjusted(1)
Cash, cash equivalents and short-term investments	$3,451,500	$7,632,011

Total long-term liabilities	$146,502	$146,502

Series A Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; 76,480 issued and outstanding as of March 31, 2025, actual, 76,480 issued and outstanding, as adjusted	$9,567,439	$9,567,439
Common stock, $0.0001 par value; 150,000,000 shares authorized at March 31, 2025; 1,472,891 shares issued and outstanding at March 31, 2025, actual; 4,104,469 shares issued and outstanding, as adjusted	$147	$410
Additional paid-in capital	$36,821,588	$41,001,836
Accumulated other comprehensive income	$125,567	$125,567
Accumulated deficit	$(42,404,506)	$(42,404,506)
Total stockholders’ equity	$4,028,889	$8,209,400
Total capitalization	$4,175,391	$8,355,902

(1)	The foregoing discussion and tables above are based on 1,472,891 shares of common stock outstanding as of March 31, 2025, and excludes:

●	57,068 shares of common stock reserved for future issuance under the 2022 Plan;

●	2,127,070 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $15.85 per share;

●	137,637 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $13.92 per share; and

●	shares of common stock issuable upon the conversion of 76,480 shares of Series A Preferred Stock.

DESCRIPTION OF Capital Stock

The following description of our capital stock is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws, copies of which are attached as exhibits to the registration statement of which this prospectus forms a part.

General

We are authorized to issue one class of stock. The total number of shares of stock which we are authorized to issue is 151,000,000 shares of capital stock, 150,000,000 of which are common stock, $0.0001 par value per share, and 1,000,000 of which are “blank check” Series A Preferred Stock. As of July 15, 2025, 1,472,891 shares of common stock were issued and outstanding and held by 21 stockholders of record.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under Delaware law, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our common stock have no subscription, redemption or conversion privileges; in addition, such common stock does not entitle its holders to pre-emptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock.

Potential Effects of Authorized but Unissued Stock

Our shares of common and preferred stock are available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC (“Equity Stock Transfer”), located at 237 West 37th Street, Suite 602, New York, NY 10018. The phone number and facsimile number for Equity Stock Transfer are (212) 575-5757 and (347) 584-3644, respectively.

Stock Exchange

Our common stock and tradeable warrants are listed on The Nasdaq Capital Market under the symbols “SXTP” and “SXTPW,” respectively.

Description of Securities we are Offering

We are offering up 1,753,314 shares of common stock and accompanying Series A-1 Warrants to purchase up to an aggregate of 2,631,578 shares of common stock and Series A-2 Warrants to purchase up to an aggregate of 2,631,578 shares of common stock. We are also offering Pre-Funded Warrants to purchase an aggregate of 878,264 shares of common stock to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each Pre-Funded Warrant will be exercisable for one share of common stock. Each Pre-Funded Warrant is being issued together with the same Warrants described above being issued with each share of common stock. The shares of common stock or Pre-Funded Warrants, as the case may be, and the accompanying Warrants, can only be purchased together in this offering, but the shares of common stock and Pre-Funded Warrants and accompanying Warrants are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Warrants offered hereby.

Common Stock

The description of our common stock under “Common Stock” in this section is incorporated herein by reference.

Warrants

The following summary of certain terms and provisions of the Warrants accompanying the shares of common stock and the Pre-Funded Warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants. The Series A-1 Warrant and Series A-2 Warrant are identical except with regard to their duration.

Duration and Exercise Price

Each Warrant offered hereby will have an exercise price of $1.90 per share, and will be exercisable upon issuance (the “Initial Exercise Date”). The exercise price and number of shares of common stock issuable upon exercise of the warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Warrants will be issued separately from the common stock and Pre-Funded Warrants and may be transferred separately immediately thereafter. The Warrants will be issued in certificated form only. The Series A-1 Warrants will expire on the fifth anniversary of the Initial Exercise Date. The Series A-2 Warrants will expire on the 18-month anniversary of the Initial Exercise Date.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the Warrants, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the Warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holder upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited. The common stock issuable upon exercise of the Warrants is currently listed on The Nasdaq Capital Market.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black-Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for the consideration paid in the fundamental transaction in the amount of the Black-Scholes Value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction.

Amendments

The Warrants may be modified or amended with the written consent of the holder of such Warrants and us.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Warrants, in certificated form only.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the Pre-Funded Warrant, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the Pre-Funded Warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants and in accordance with the rules and regulations of the SEC. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability

Subject to applicable law, Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment to such fraction multiplied by the exercise price to the holder.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited. The common stock issuable upon exercise of the Pre-Funded Warrants is currently listed on The Nasdaq Capital Market.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Amendments

The Pre-Funded Warrants may be modified or amended with the written consent of the holder of such Pre-Funded Warrant and us.

Placement Agent Warrants

The following summary of certain terms and provisions of the Placement Agent Warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Placement Agent Warrant for a complete description of the terms and conditions of the Placement Agent Warrant.

Duration and Exercise Price

Each Placement Agent Warrant offered hereby will have an initial exercise price equal to $2.375 per share of common stock. The Placement Agent Warrants will be exercisable upon issuance and will expire five years from the commencement of sales in this offering. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Placement Agent Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of such warrants, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s Placement Agent Warrant up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Placement Agent Warrants, a registration statement registering the issuance of the shares of common stock underlying the Placement Agent Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Placement Agent Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Transferability

Subject to applicable laws, a Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Placement Agent Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Placement Agent Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Placement Agent Warrants will be extremely limited. The common stock issuable upon exercise of the Placement Agent Warrants is currently listed on the Nasdaq Capital Market.

Right as a Shareholder

Except as otherwise provided in the Placement Agent Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Placement Agent Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Placement Agent Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Placement Agent Warrants will be entitled to receive upon exercise of the Placement Agent Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the Placement Agent Warrants have the right to require us or a successor entity to redeem the Placement Agent Warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the Placement Agent Warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by our board of directors, the holders of the Placement Agent Warrants have the right to require us or a successor entity to redeem the Placement Agent Warrants for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Placement Agent Warrant on the date of the consummation of the fundamental transaction.

Amendments

The Placement Agent Warrants may be modified or amended with the written consent of the holder of such Placement Agent Warrants and us.

Plan of distribution

We have engaged H.C. Wainwright & Co., LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. This is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell all of the shares of common stock, Pre-Funded Warrants and Warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 90 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of Warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of common stock, and no subsequent equity sales for 45 days, subject to certain exceptions.

The securities will be offered at a fixed combined public offering price and are expected to be issued in a single closing. We expect this offering to be completed on or about July 16, 2025.

We expect to deliver the shares and securities to the purchasers in the offering on or about July 16, 2025, subject to satisfaction of certain conditions.

Fees and Expenses

The following table shows per share and accompanying Warrants and per Pre-Funded Warrant and accompanying Warrants placement agent fees and total placement agent fees we will pay in connection with the sale of the securities in this offering.

Per share and Common Warrants placement agent cash fees	$0.1425
Per Pre-Funded Warrant and Common Warrants placement agent cash fees	$0.1425
Total	$374,999.87

We have agreed to pay the placement agent a total cash fee equal to 7.5% of the gross proceeds of this offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. We will also pay the placement agent a non-accountable expense allowance of $10,000, $5,000 for the expenses of its clearing firm, and will reimburse the placement agent for its road show expenses in addition to up to $100,000 to cover its legal fees and expenses. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees and expenses, will be approximately $0.3 million. After deducting the placement agent’s fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4.2 million.

Placement Agent Warrants

We have agreed to grant Placement Agent Warrants to the placement agent or its designees to purchase a number of shares of our common stock equal to 7.5% of the aggregate number of shares of common stock and Pre-Funded Warrants sold to the investors in this offering, or warrants to purchase an aggregate of up to 197,368 shares of common stock. The Placement Agent Warrants will have an exercise price equal to 125% of the combined public offering price per share of common stock and accompanying Warrants, or $2.375 per share, and will terminate on the five-year anniversary of commencement of sales in this offering. The other terms of the Placement Agent Warrants are substantially similar to the terms of the Warrants. The offer and sale of the Placement Agent Warrants, as well as the offer and sale of the shares of our common stock issuable upon exercise thereof, are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this prospectus forms a part.

As previously disclosed, on each of January 28, 2025 and February 5, 2025, we consummated a registered direct offering and a concurrent private placement of shares of our common stock and warrants. In connection with the January 28, 2025 offerings, we issued to H.C. Wainwright & Co., LLC, as placement agent, immediately exercisable warrants to purchase up to 15,325 shares of common stock with an exercise price of $6.382 per share that expire 24 months from the date of issuance. In connection with the February 5, 2025 offerings, we issued to H.C. Wainwright & Co., LLC, as placement agent, immediately exercisable warrants to purchase up to 22,554 shares of common stock with an exercise price of $4.469 per share that expire 24 months from the date of issuance. FINRA has deemed these warrants to be placement agent compensation in connection with this offering.

Right of First Refusal

We have granted the placement agent a right of first refusal for a period of twelve (12) months following the closing of this offering to act as sole book-running manager, sole underwriter or sole placement agent for each and every future public or private offering or other capital-raising financing of equity or equity-linked securities using an underwriter or placement agent by us or any of our successors or subsidiaries, subject to certain exceptions.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was wall-crossed by the placement agent with respect to a non-public offering or had back and forth correspondence with the placement agent with respect to a public offering of our securities, in each case during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the twelve-month period following expiration or termination of our engagement of the placement agent, subject to an exception.

Other Relationships

From time to time, the placement agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. The placement agent acted as our placement agent in connection with the private placement we consummated in September 2024 and the registered direct offerings we consummated in January 2025 and February 2025, for which it received compensation. Except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services. An associated person of the placement agent has agreed to purchase in this offering, on the same terms and conditions, 131,579 shares of common stock, Series A-1 warrants to purchase up to 131,579 shares of common stock and Series A-2 warrants to purchase up to 131,579 shares of common stock for a total purchase price of $250,000.10.

Determination of Offering Price

The combined offering price per share and accompanying Warrants and the combined offering price per Pre-Funded Warrants and accompanying Warrants we are offering and the exercise prices and other terms of the Warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the offering prices of the securities we are offering and the exercise prices and other terms of the Warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

We and each of our executive officers, directors and holders of 5% or greater of our outstanding shares of common stock have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Sichenzia Ross Ference Carmel LLP, New York, New York, our counsel, was issued 1,667 shares of common stock in the Company’s initial public offering.

EXPERTS

RBSM LLP, an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2024 and 2023, respectively. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of RBSM LLP, given their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the placement agent by Troutman Pepper Locke LLP.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on January 8, 2025; January 28, 2025; January 30, 2025; February 6, 2025; and April 9, 2025; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 27, 2023, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to 60 Degrees Pharmaceuticals, Inc., 1025 Connecticut Avenue NW, Suite 1000, Washington, D.C. 20036, Attn: Chief Executive Officer, or by calling (202) 327-5422.

You also may access these filings on our website at 60degreespharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://60degreespharma.com/. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

1,753,314 Shares of Common Stock

Series A-1 Warrants to Purchase up to 1,753,314 Shares of Common Stock

Series A-2 Warrants to Purchase up to 1,753,314 Shares of Common Stock

878,264 Pre-Funded Warrants to Purchase up to 878,264 Shares of Common Stock
Series A-1 Warrants to Purchase up to 878,264 Shares of Common Stock

Series A-2 Warrants to Purchase up to 878,264 Shares of Common Stock

Up to 6,141,420 Shares of Common Stock Issuable Upon Exercise of the Series A-1 Warrants, Series A-2 Warrants and Pre-Funded Warrants

60 Degrees Pharmaceuticals, Inc.

PROSPECTUS

H.C. Wainwright & Co.

July 15, 2025